Exhibit 24


                              CONFIRMING STATEMENT

                  This Statement confirms that the undersigned, Klaus Eldrup-Jorgensen, has authorized and designated Matthew M. Loar to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities in Osteologix, Inc. The authority of Matthew M. Loar under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of Osteologix, Inc., unless earlier revoked in writing. The undersigned acknowledges that Matthew M. Loar is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  January 3, 2007

                                                      /s/ Klaus Eldrup-Jorgensen
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                                                      Klaus Eldrup-Jorgensen